Goldman Sachs

INVESTMENT BANKING DIVISION

Project Integrate

Presentation to the Board of Directors of Medley Management Inc.

Goldman Sachs & Co. LLC

June 18, 2018

Disclaimer

These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the "Board") and senior management of Medley Management Inc. (the "Company" or "MDLY") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs' presentation relating to these materials (the "Confidential Information") may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department.

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Project Integrate

The objective of Project Integrate is to combine SIC, MCC, and MDLY creating a leading publicly-traded internally managed BDC

- Integrate is a three-way combination of Sierra Income Corp. (SIC), Medley Capital Corp. (MCC) and Medley Management Inc. (MDLY) through two contemporaneous transactions that will be cross-conditioned upon each other
  - Merger of MCC into SIC
  - Acquisition of MDLY by SIC[1]
- Integrate presents compelling strategic and financial benefits to shareholders of SIC, MCC and MDLY
  - Creates the 2nd largest internally managed and 7th largest publicly traded BDC
  - Simplifies organizational structure allowing for the elimination of significant costs
  - Significantly increases equity market liquidity for shareholders of all three entities
- MDLY management will roll approximately 100% of after-tax proceeds from the transaction into equity ownership in pro forma SIC
- SIC will be internally managed after the transactions close
  - The investment advisory agreement between MCC and MCC Advisors LLC will terminate
  - The investment advisory agreement between SIC and SIC Advisors LLC will remain in place
- SIC will be listed as a publicly traded equity security as of the closing of the transactions

Source: MDLY management
[1] Medley LLC unit holders will exchange their units for Class A common stock of MDLY shortly prior to the MDLY acquisition.

Current Structure


MDLY
(NYSE: MDLY)
Unitholders
Medley
LLC
Bonds
MCC
Advisors
SIC
Advisors
Other
Advisory
Entities
Advisory Contract
Advisory Contract
Advisory Contracts
MCC
(NYSE: MCC)
SIC
Private Fund and
SMAs, Etc.

Source: MDLY management

Pro Forma Structure

Pro-Forma SIC



SIC
(Ticker: TBD)
A
SIC Porfolio
MCC Portfolio
B
MDLY[1]
(NYSE: MDLY)
C
Medley LLC
Bonds
Advisory Contract
SIC Advisors
Other Advisory Entities
Advisory Contracts
Private Fund and SMAs, Etc.

Transaction Highlights

A SIC is the acquirer of both MDLY and MCC

B MCC acquired by SIC for stock

- 0.76 SIC shares per MCC share
- Total value to MCC shareholders depends on the market valuation of SIC
- $6.00 NAV per MCC share based on SIC 3/31/2018 pro forma NAV[2]

C MDLY acquired by SIC for cash and stock

- $3.75 cash consideration and 0.41 shares of SIC per MDLY share
- Total value to MDLY shareholders depends on the market valuation of SIC
- For example, consideration translates to $7.00 per MDLY share assuming BDC median ~1x price to 3/31/2018 NAV on a pro forma basis[2]
- MDLY RSUs to vest over time into SIC shares
- Approximately 100% of management's after-tax proceeds will be rolled[2]

Source: MDLY management
[1] Assumes SEC staff confirms SIC can rely on existing no-action relief permitting a BDC to own a registered investment advisor.
[2] Based on MDLY management proposal and current MCC, SIC and MDLY estimates per MDLY management.

Transaction Rationale

Integrate creates the 2nd largest internally managed and 7th largest publicly traded BDC

- Consistent with asset management industry-wide push for scale that is driving strategic consolidation among alternative credit managers
- Creates a single larger consolidated balance sheet with which to face potential borrowers, lenders and other constituents in the market
  - Preserves value of MDLY as an asset management growth engine which has the potential to drive growth in NII and book value over time
- Creates more liquid, publicly-traded equity security
  - $2.1 billion of assets / $1.2 billion NAV
  - Broadly held with 6.7% ownership by current Medley LLC unit holders[1]
- Internalization simplifies organizational structure and potentially drives upside to future valuation
  - 1.45x median price-to-NAV valuation of internally managed publicly-traded BDCs versus 0.98x for externally managed BDCs[2]
  - $5.5 million estimated expense savings through synergies and elimination of public company costs[1]
- MDLY management expects Integrate to be financially compelling to MDLY shareholders
  - $3.75 cash consideration and 0.41 shares of SIC
  - Total value to MDLY shareholders depends on the market valuation of SIC
  - For example, consideration translates to $7.00 per MDLY share assuming BDC median ~1x price to 3/31/2018 NAV on a pro forma basis[1]

Source: MDLY management. MCC, SIC and MDLY estimates per MDLY management.
[1] Based on MDLY management proposal and current MCC, SIC and MDLY estimates per MDLY management.
[2] SNL Financial as of 06-Jun-2018.

Goldman Sachs

SIC Pro Forma Market Positioning

Integrate creates the 2nd largest internally managed and 7th largest publicly traded BDC

BDCs that have completed or are expected to undertake consolidation transactions (▷)

Recent strategic Activity:

- **17-Apr-2018:** BlackRock announced acquisition of TCP Capital
- **9-Apr-2018:** Management at FS Investments and KKR stated intention to evaluate mergers
- **04-Apr-2018:** Triangle Capital announced sale of assets to Benefit Street Partners
- **17-Oct-2017:** OakTree acquisition of FSAM

Manager	Assets	Equity Market Cap	Price / NAV	NII / Price	NII / NAV
Ares Capital Corporation	$ 12,199	$ 7,238	1.01 x	8.2 %	8.3 %
Prospect Capital Corporation	5,720	2,484	0.74	11.1	8.2
▷ Corporate Capital Trust, Inc.	3,992	2,103	0.84	9.4	7.9
▷ FS Investment Corporation	3,804	1,916	0.85	10.8	9.2
Main Street Capital Corporation	**2,314**	**2,279**	**1.63**	**6.5**	**10.6**
Apollo Investment Corporation	2,248	1,247	0.88	10.6	9.3
Pro-Forma SIC	**2,084**	**NA**	**NA**	**NA**	**6.7**
New Mountain Finance Corporation	2,003	1,048	1.01	9.9	10.0
TCG BDC Inc.	1,913	1,148	1.01	8.8	8.9
TPG Specialty Lending, Inc.	1,909	1,190	1.14	10.4	11.8
Golub Capital BDC, Inc.	1,760	1,108	1.15	6.7	7.7
▷ TCP Capital Corp.	1,620	870	0.99	9.9	9.8
Hercules Capital, Inc.	**1,484**	**1,059**	**1.27**	**10.0**	**12.8**
Solar Capital Ltd.	1,472	909	0.98	8.3	8.2
▷ Oaktree Specialty Lending Corporation	1,401	698	0.84	8.9	7.5
Goldman Sachs BDC, Inc.	1,257	835	1.15	9.0	10.4
SIC	1,141	NA	NA	NA	6.2
▷ Triangle Capital Corporation	964	542	0.84	9.6	8.1
PennantPark Investment Corporation	948	521	0.81	10.4	8.4
BlackRock Capital Investment Corporation	870	467	0.84	9.9	8.4
PennantPark Floating Rate Capital Ltd.	834	532	0.98	7.0	6.9
MCC	826	188	0.49	7.6	3.7
Fidus Investment Corporation	632	355	0.89	8.3	7.4
THL Credit, Inc.	600	261	0.77	13.5	10.3
Gladstone Investment Corporation	599	373	1.05	5.9	6.3
Stellus Capital Investment Corporation	431	207	0.93	8.6	8.0
Solar Senior Capital Ltd.	424	267	0.99	8.4	8.3
Oxford Square Capital Corp.	414	363	0.94	9.5	8.9
Gladstone Capital Corporation	402	246	1.06	9.2	9.8

Bold text denotes internally managed BDCs

Source: SNL Financial, Company Filings
Note: Market data as of 06-Jun-2018. MCC NII reflects 2019E metrics.
[1] Per MDLY management.

Description of Merger Transaction

MDLY

- MDLY shareholders to receive $3.75 in cash and 0.41 shares of SIC for each MDLY share
  - Upon future vesting MDLY RSUs will receive 0.91 SIC shares
- Each unit holder of Medley LLC to exchange its units for Class A common stock of MDLY shortly prior to the merger
  - All shareholders receive the same per share consideration in the MDLY acquisition
- Medley LLC unit holder exchange to be taxable to unit holders and cause a crystallization of TRA payments by MDLY to the unit holders
- MDLY shareholders to own 8.2% of pro forma combined company
  - Current unit holders of Medley LLC to own 6.7%
- The investment advisory agreement between SIC and SIC Advisors LLC will remain in place
- Transaction requires approval of MDLY and SIC shareholders and SEC exemptive relief

MCC

- MCC shareholders to receive 0.76 shares of SIC for each MCC share in an all stock merger
- MCC shareholders to own 26.7% of pro forma combined company
- Advisory agreement between MCC and Medley Advisors LLC to be terminated
- Transaction requires approval of MCC and SIC shareholders and SEC exemptive relief

Source: MDLY management

Transaction Sources and Uses

($ in millions)

Sources & Uses[1]

Sources		Uses	
MDLY Balance Sheet Cash	$ 23.6	Cash Consideration to MDLY Public	$ 24.7
SIC Cash[2]	79.4	Cash Consideration to Unitholders	83.7
SIC Debt	20.3	Transaction Fees	15.0
Total Sources	**$ 123.3**	**Total Uses**	**$ 123.3**

Memo Items:

- 30.40 mm MDLY shares exchanged for 12.45 mm SIC Shares

- 1.77 mm Unvested MDLY RSUs to vest over time into 1.61 mm SIC shares

- 54.46 mm MCC shares exchanged for 40.71 mm SIC Shares[3]

Source: MDLY management. MCC, SIC and MDLY estimates per MDLY management.
Note: MDLY shares, Unvested RSUs, and Unvested LLC Units outstanding provided by MDLY management as of 04-Jun-2018.
[1] MDLY acquired with a cash and stock mix for the Class A shareholders and LLC unitholders. Assumes restricted LLC units vest immediately prior to close. Holders of MDLY Unvested RSUs will vest overtime into SIC stock. Transaction fees of $15.0mm per MDLY management. $123.4mm of debt (gross of OID) to roll-over as part of transaction per MDLY management.
[2] SIC cash balance per MDLY management adjusted to include $44.7mm of cash collateral from unwound Total Return Swap ("TRS").
[3] MCC acquired with a 100% stock consideration. Stock consideration reflects full exchange of all MCC shares.

Summary of Key Metrics

Selected Financial Assumptions
($ in millions, except per share data)

Selected Financial Assumptions

MDLY		
Financial Metrics	**Per Share**	**Total**
Core 2019E EBITDA[1]	$ 1.18	$ 37.9
Core 2019E Pre-Tax Net Income	0.82	26.2
Class A Shareholder EPS		$ 0.55
Shares Outstanding		**Total**
Total Class A Shares		5.563
Unvested RSUs		1.766
LLC Units		23.333
Restricted LLC Units		1.506
Total Shares Outstanding		**32.168**

SIC		
Financial Metrics	**Per Share**	**Total**
2019E Net Investment Income[2]	$ 0.47	$ 45.7
Net Asset Value	7.49	$ 730.8
Memo: Yield (NAV) - 6.2%		
Shares Outstanding[3]		**Total**
Total Shares Outstanding		**97.576**

MCC		
Financial Metrics	**Per Share**	**Total**
2019E Net Investment Income[4]	$ 0.36	$ 19.6
Net Asset Value	7.02	$ 382.3
Shares Outstanding[3]		**Total**
Total Shares Outstanding		**54.455**

Other Key Assumptions[5]

- $5.5mm estimated expense savings through synergies and elimination of public company costs
- $7.5mm of incremental GAAP compensation
- $15.0mm of transaction costs
- $1.2mm of incremental pre-tax financing costs at SIC

Source: MDLY management. MCC, SIC and MDLY estimates per MDLY management.
Note: MDLY shares, Unvested RSUs, and Restricted LLC Units outstanding provided by MDLY management as of 04-Jun-2018.
[1] Represents Core EBITDA following adjusting P&L for impact of closing Foundation (~$0.1mm net impact annually) per MDLY management.
[2] SIC Net Investment Income projection per MDLY management.
[3] Per MDLY management.
[4] MCC projections provided by MDLY management as of 04-June-2018.
[5] Per MDLY management.

Illustrative Pro Forma Income Statement and Shares Outstanding

Pro Forma Shares Outstanding[1]

	Shares	%
SIC		
SIC Standalone Shares	97.576	64.0 %
MDLY		
Shares Outstanding	32.168	
(-) Unvested RSUs	(1.766)	
Shares Receiving Cash / Stock Mix	30.402	
(x) Exchange Ratio	0.41 x	
New SIC Shares	12.452	8.2
Unvested RSUs	1.766	
(x) Exchange Ratio	0.91 x	
New SIC Unvested RSUs	1.607	1.1
MCC		
Shares Outstanding	46.698	
(x) Exchange Ratio	0.76 x	
MCC Shares Exchanged to SIC Shares	35.305	
MCC Foundation Shares	7.757	
(x) Exchange Ratio	0.76 x	
SIC Shares Issued to Foundation	5.864	
(-) MCC Shares Retired Post-Foundation Closing	(0.457)	
New SIC Shares	40.712	26.7
Fully Diluted SIC Shares	**152.347**	**100.0 %**
LLC Unitholders	10.174	6.7 %

Pro Forma 2019E Income Statement[2]

Pro Forma SIC NII		
SIC BDC NII		$ 45.7
(+) MCC NII		19.6
(+) MDLY A-T Net Income		18.4
(-) P-T Net Synergies		(2.0)
(-) P-T Cost of Financing		(1.2)
PF SIC NII		**$ 80.5**
PF SIC NII Per Share	**$ 0.47**	**$ 0.53**
Accretion / (Dilution) to SIC		**12.9 %**
PF MCC NII Per Share	**$ 0.36**	**$ 0.40**
Accretion / (Dilution) to MCC		**10.9 %**

MDLY A-T Net Income	
Medley Mgmt. LLC Core Pre-Tax Net Income	$ 26.2
(-) Basis Step-Up Amortization[3]	(17.9)
MDLY Taxable Net Income	$ 8.3
(-) Tax Expense[3]	(2.8)
MDLY After-Tax Net Income	**$ 5.6**
(+) Basis Step-Up Amortization[3]	17.9
(-) TRA Payment to Unitholders[3]	(5.0)
MDLY After-Tax Net Income	**$ 18.4**

Source: MDLY management. MCC, SIC and MDLY estimates per MDLY management.
[1] MDLY shares, Unvested RSUs, and Restricted LLC Units outstanding per MDLY management. SIC and MCC shares per MDLY management.
[2] Financial projections for MDLY, MCC and SIC per MDLY management.
[3] Per MDLY management.

Illustrative Pro Forma Balance Sheet Walk Based on Q1 2018A

($ in millions, except per share data)

- SIC records bargain purchase gain of $73.9mm[1]
- $15.0mm of transaction costs[1]
- Target minimum $75.0mm of cash (majority of MCC cash is SBA)[1]
- Assumes $159.4mm of SIC total return swap included in regulatory debt ratio and is ultimately unwound[2]

	SIC Standalone[2]	(+) MCC Standalone	MDLY	(+) Transaction Considerations / Adjustments	SIC Pro Forma
Assets:					
Cash & Cash Equivalents[2]	$ 89	$ 65		$(79)	$ 75
Investment Assets	1,042	747	$ 219	(24)	1,984
Goodwill					
Other Assets	11	14			25
Total Assets	**$ 1,141**	**$ 826**	**$ 219**	**$(103)**	**$ 2,084**
Liabilities:					
Existing Debt	$ 398	$ 286			$ 685
New Debt				$ 20	20
SBA Debentures		147			147
Other Liabilities	12	10			22
Total Liabilities	**$ 410**	**$ 444**	**$ 0**	**$ 20**	**$ 875**
Equity:					
Net Assets	$ 731	$ 382	$ 219	$(123)	$ 1,209
Total Equity	**$ 731**	**$ 382**	**$ 219**	**$(123)**	**$ 1,209**
Total Liabilities and Equity	**$ 1,141**	**$ 826**	**$ 219**	**$(103)**	**$ 2,084**
Key Metrics					
Memo: Bargain Purchase Gain		$ 73.9			$ 73.9
Memo: Total Return Swap[3]	$ 159.4				
GAAP Debt / NAV	0.54 x	1.14 x			0.71 x
Regulatory Debt / NAV	0.76	0.75			0.58
Shares Outstanding	97.576	54.455			152.347
NAV per Share	$ 7.49	$ 7.02			$ 7.94

Source: MDLY management
[1] Per MDLY management.
[2] SIC stand-alone balance sheet per MDLY management adjusted for unwind of TRS and transfer of $44.7mm of TRS cash collateral from Other Assets to Cash & Cash Equivalents.
[3] Per MDLY management, TRS is assumed to be unwound.

Illustrative MDLY Pro Forma Analysis at Various Prices

($ in millions, except per share data)

	3/31/2018 PF NAVPS	0.70 x	0.80 x	0.90 x	1.00 x	1.10 x	1.20 x	1.30 x
		Future P / NAV Multiples for SIC						
Implied PF SIC Share Price	**$ 7.94**	**$ 5.56**	**$ 6.35**	**$ 7.14**	**$ 7.94**	**$ 8.73**	**$ 9.52**	**$ 10.32**
NII Yield		9.5 %	8.3 %	7.4 %	6.7 %	6.0 %	5.5 %	5.1 %
Value to MDLY Shareholders								
PF SIC Share Price (@ 0.41x Exchange Ratio)		$ 2.28	$ 2.60	$ 2.93	$ 3.25	$ 3.58	$ 3.90	$ 4.23
(+) Cash per Share		3.75	3.75	3.75	3.75	3.75	3.75	3.75
Total (MDLY)		**$ 6.02**	**$ 6.35**	**$ 6.67**	**$ 7.00**	**$ 7.33**	**$ 7.65**	**$ 7.98**
Premium / Discount								
Current Share Price	$ 4.05	48.8 %	56.8 %	64.8 %	72.8 %	80.9 %	88.9 %	96.9 %
52 Week Low	$ 4.00	50.6	58.7	66.9	75.0	83.1	91.3	99.4
52 Week High	$ 7.15	(15.7)	(11.2)	(6.6)	(2.1)	2.4	7.0	11.5
12-Month Average	$ 6.10	(1.2)	4.1	9.4	14.8	20.1	25.4	30.7
Implied Enterprise Value								
Equity Market Capitalization		**$ 193.8**	**$ 204.3**	**$ 214.7**	**$ 225.2**	**$ 235.6**	**$ 246.1**	**$ 256.5**
(+) Net Debt		93.3	93.3	93.3	93.3	93.3	93.3	93.3
Implied Enterprise Value		**$ 287.1**	**$ 297.6**	**$ 308.0**	**$ 318.5**	**$ 329.0**	**$ 339.4**	**$ 349.9**
Summary Valuation Metrics								
LTM 31-Mar-2018 EV / FEAUM	$ 3,040	9.4 %	9.8 %	10.1 %	10.5 %	10.8 %	11.2 %	11.5 %
LTM 31-Mar-2018 EV / EBITDA	26.5	10.8	11.2	11.6	12.0	12.4	12.8	13.2
2018E EV / EBITDA (Management)	28.1	10.2 x	10.6 x	11.0 x	11.4 x	11.7 x	12.1 x	12.5 x
2019E EV / EBITDA (Management)	37.9	7.6	7.8	8.1	8.4	8.7	9.0	9.2
2018E P/E (Management)	$ 0.34	17.7 x	18.6 x	19.6 x	20.5 x	21.5 x	22.4 x	23.4 x
2019E P/E (Management)	$ 0.55	11.0	11.6	12.2	12.8	13.4	14.0	14.6

Source: Estimates per MDLY management, Bloomberg, Capital IQ, IBES Estimates
Note: Market data as of 06-Jun-2018.

Key Next Steps

- **June 18 – June 19:** Presentation of Integrate to SIC, MCC and MDLY Boards
  - Transaction descriptions and rationale
  - Illustrative pro forma financial analysis
  - Delivery of draft transaction agreements
  - Finalize selection of financial and legal advisors
- **June 19 – June 21:** Due diligence info to be shared
  - MDLY estimates per MDLY management
  - MCC estimates per MDLY management
  - SIC stand-alone and pro forma estimates per MDLY management
  - Data room access
- **June 28:** Discussion of Transaction Terms and Draft Agreements
  - SIC, MCC, MDLY and advisors
- **July 31:** Execute Definitive Transaction Agreements and Announce Transaction
  - Final Board approvals
  - Finalize proxy statements
  - Prepare for shareholder votes

Appendix A: Selected Public Company Comparables

Goldman Sachs

Comparison of Selected BDCs

($ in millions, except per share data)

	Equity Market Cap	Closing Price 6-Jun-18	% of 52 Wk High	FMV of Portfolio	FMV / Cost	Price / NAV	Debt / Equity	Annualized Div. Yield	Div. / NAV	NII / Price	NII / NAV
Externally Managed BDCs											
Ares Capital Corporation	$ 7,238	$ 16.99	100.0 %	$ 12,199	100.3 %	1.01 x	0.69 x	8.9 %	9.0 %	8.2 %	8.3 %
Prospect Capital Corporation	2,484	6.85	81.8	5,720	97.5	0.74	0.71	10.5	7.8	11.1	8.2
Corporate Capital Trust, Inc.	2,103	16.66	87.7	3,992	96.4	0.84	0.64	9.7	8.1	9.4	7.9
FS Investment Corporation	1,916	7.80	83.0	3,804	102.1	0.85	0.76	9.7	8.3	10.8	9.2
Apollo Investment Corporation	1,247	5.77	89.0	2,248	99.1	0.88	0.56	10.4	9.2	10.6	9.3
TPG Specialty Lending, Inc.	1,190	18.54	85.3	1,909	100.7	1.14	0.80	8.4	9.6	10.4	11.8
TCG BDC Inc.	1,148	18.34	90.3	1,913	99.6	1.01	0.71	8.1	8.2	8.8	8.9
Golub Capital BDC, Inc.	1,108	18.50	93.1	1,760	101.2	1.15	0.86	6.9	7.9	6.7	7.7
New Mountain Finance Corporation	1,048	13.80	93.2	2,003	101.4	1.01	0.94	9.9	10.0	9.9	10.0
Solar Capital Ltd.	909	21.51	95.4	1,472	101.2	0.98	0.59	7.6	7.5	8.3	8.2
TCP Capital Corp.	870	14.78	86.1	1,620	98.4	0.99	0.88	9.7	9.7	9.9	9.8
Goldman Sachs BDC, Inc.	835	20.80	89.5	1,257	98.4	1.15	0.72	8.7	9.9	9.0	10.4
Oaktree Specialty Lending Corporation	698	4.95	83.8	1,401	84.3	0.84	0.70	7.7	6.5	8.9	7.5
PennantPark Floating Rate Capital Ltd.	532	13.71	93.6	834	100.6	0.98	0.60	8.3	8.2	7.0	6.9
PennantPark Investment Corporation	521	7.33	93.5	948	91.1	0.81	0.76	9.8	8.0	10.4	8.4
BlackRock Capital Investment Corporation	467	6.47	83.0	870	99.2	0.84	0.56	11.1	9.4	9.9	8.4
Gladstone Investment Corporation	373	11.43	98.5	599	102.4	1.05	0.70	7.0	7.4	5.9	6.3
Oxford Square Capital Corp.	363	7.18	96.8	414	98.0	0.94	0.16	11.1	10.5	9.5	8.9
Fidus Investment Corporation	355	14.51	83.0	632	103.4	0.89	0.65	10.8	9.6	8.3	7.4
Solar Senior Capital Ltd.	267	16.67	90.6	424	98.4	0.99	0.52	8.5	8.4	8.4	8.3
THL Credit, Inc.	261	8.00	78.0	600	96.5	0.77	0.81	13.5	10.3	13.5	10.3
Gladstone Capital Corporation	246	9.13	91.8	402	88.0	1.06	0.77	9.2	9.8	9.2	9.8
Stellus Capital Investment Corporation	207	12.98	90.8	431	101.2	0.93	1.13	10.5	9.8	8.6	8.0
Externally Managed BDC Median			**90.3 %**		**99.2 %**	**0.98 x**	**0.71 x**	**9.7 %**	**9.0 %**	**9.2 %**	**8.4 %**
Internally Managed BDCs											
Main Street Capital Corporation	$ 2,279	$ 38.64	92.5 %	$ 2,314	107.3 %	1.63 x	0.67 x	5.9 %	9.6 %	6.5 %	10.6 %
Hercules Capital, Inc.	1,059	12.39	88.7	1,484	94.1	1.27	0.93	10.0	12.7	10.0	12.8
Internally Managed BDC Median			**90.6 %**		**100.7 %**	**1.45 x**	**0.80 x**	**8.0 %**	**11.2 %**	**8.3 %**	**11.7 %**
Median - All BDCs			**90.3 %**		**99.2 %**	**0.98 x**	**0.71 x**	**9.7 %**	**9.2 %**	**9.2 %**	**8.9 %**
SIC[1]	NA	NA	NA	1,042	95.4	NA	0.54	NA	8.5	6.2	6.2
MCC[1]	188	3.46	52.0	747	85.7	0.49	1.14	11.6	5.7	7.6	3.7

Source: SNL Financial, Company Filings
Note: Market data as of 06-Jun-2018. MCC NII reflects 2019E metrics.
[1] Per MDLY management.

Goldman Sachs

Comparison of Selected Alternative Asset Managers

($ in millions, except per share data)

					Calendarized P/E Multiples		Enterprise Value Multiples				Dividend Yield
									EV / EBITDA Multiples		
Company	Equity Market Cap	Enterprise Value	Closing Price 6-Jun-2018	% of 52 Week High	2018E	2019E	AUM	FEAUM	2018E	2019E	2018E
MDLY	$ 130	$ 224	$ 4.05	56.6 %	13.5 x	8.5 x	4.4 %	7.4 %	8.0 x	5.9 x	19.8 %
U.S. Alternative Managers - ENI Basis											
Blackstone	$ 40,580	$ 39,691	$ 32.62	86.9 %	11.2 x	9.9 x	8.8 %	11.5 %	10.3 x	9.1 x	7.1 %
KKR	19,738	20,108	22.66	92.5	10.1	8.9	11.4	16.8	8.9	7.4	2.6
Apollo	13,360	14,063	32.23	86.3	16.9	10.0	5.7	7.7	13.8	9.1	7.3
Carlyle	8,193	8,740	22.65	87.5	9.8	7.5	4.3	6.9	8.8	6.7	6.1
Oaktree	6,745	6,627	41.65	85.9	11.0	9.7	5.5	6.5	10.5	9.2	7.1
Ares	5,110	5,884	21.60	83.2	13.0	11.3	5.2	7.8	12.5	11.5	5.2
Median - U.S. Alternative Asset Managers - ENI Basis				86.6 %	11.1 x	9.8 x	5.6 %	7.8 %	10.4 x	9.1 x	6.6 %

Source: MDLY historical financial information per MDLY management, MDLY estimates per MDLY management, Bloomberg, Capital IQ, Company Filings for U.S. alternative managers, IBES Estimates

Note: Financial information per latest available public filings. For Ares, enterprise value is pro forma for $275mm of preferred units issued after 2016 Q1 filing. Projected figures and 5-year EPS CAGR based on IBES median estimates and/or other Wall Street research. All research estimates have been calendarized to December. ENI represents the earnings of the management company, including change in the embedded value of carry and gains on principal investments. Equity market cap based on diluted shares outstanding.